Event Cardio Group Completes Sale of 2,500,000 Shares of Common Stock and Takes Back Right to Market Its NowCardio™ Monitoring Device in Canada

NEW YORK, NY– June 21, 2016--Event Cardio Group, Inc. (OTCQB: ECGI), developer of medical diagnostic equipment for the detection and preventive treatment of high-risk diseases, announced that it sold to an accredited investor 2,500,000 shares of its common stock and warrants to purchase an additional 833,333 shares of the Company’s common stock exercisable at US$0.25 per share for an aggregate purchase price of $375,000 or US$0.15 cents per share. The Company also sold to two other accredited investors an aggregate of 10,000,000 shares of the company’s common stock and warrants to purchase an aggregate of 5,000,000 shares of common stock exercisable at US$0.25 per share for a total purchase price of $1,000,000.

The Company also completed a share purchase and option agreement with Nick Bozza and his Family Trust (collectively, “Mr. Bozza"). As part of the agreement, Event Cardio Group acquired rights previously granted to Mr. Bozza to distribute Event Cardio’s wireless cardiac monitoring device throughout Canada and exclusively in the Province of Ontario. Combined with the transfer back to the Company by John Bentivoglio, the Company’s President, of his portion of the rights to distribute the cardiac monitoring device in Canada outside of Ontario, which were jointly held with Mr. Bozza, the Company now rights holds all of the rights to distribute its products in Canada. This will enable the Company to coordinate its marketing efforts in Canada and the United States.

John Bentivoglio, President and Chief Executive Officer of Event Cardio Group, said, “We are glad to have reached an agreement with Nick Bozza, co-founder of our company. As we move along our path toward commercializing NowCardio, our disruptive cardiac device, we look forward to using the shares we acquired from the Trust to attract new shareholders, growth capital and expertise.”

Pursuant to the Agreement, Mr. Bozza agreed to relinquish rights under a license granted by the company in 2014 to market and distribute the company’s wireless cardiac monitoring device in Canada which were held jointly with Mr. Bentivoglio in all Provinces other than Ontario where Mr. Bozza held exclusive distribution rights. The Agreement also provided for the extinguishment of certain debts of the company and its affiliated entities due Mr. Bozza and provided for general releases between the parties. In addition, Mr. Bozza assigned to the company 20,000,000 shares of its common stock, together with his interests in affiliated entities. In addition, Mr. Bozza granted the company an option to purchase the remaining 9,812,500 shares of the company’s common stock owned by him for a purchase price of US$500,000 at any time prior to May 6, 2018. For all of the rights acquired, in addition to releasing Mr. Bozza from any claims it may have against him, the company paid Mr. Bozza CAD$1,025,000 (or approximately US$850,000).

Further details of the purchase agreement with Mr. Bozza and the Subscription Agreements can be found in the company’s Form 8-K filed with the Securities & Exchange Commission on June 21, 2016.

About Event Cardio Group, Inc.

Event Cardio Group, Inc. is a developer of medical diagnostic equipment that focuses on the detection, and preventive treatment, of high-risk diseases. The Company's core product is NowCardio™, an advanced Advanced Ambulatory Arrhythmia Monitoring System monitor which offers the combined functionality of holter monitoring, event recording, and mobile cardiac telemetry simultaneously within in a single device. For more information on the company please visit www.eventcardiogroup.com.

Statements in this release may be regarded, in certain instances, as "forward-looking statements" pursuant to certain sections of the Securities Act 1933 and the Securities Exchange Act 1934, respectively. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties, which could cause actual results or events to differ materially from those currently anticipated, including, but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting Event Cardio Group, Inc. and its business. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein. Event Cardio Group, Inc. will not republish revised forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:

John Bentivoglio

President & CEO

212-321-0091

johnb@eventcardiogroup.com

Media Relations:

Dian Griesel Int’l.

Laura Radocaj or Susan Forman

212-825-3210